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                           CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                 EBONLINEINC.COM

                             (a Nevada Corporation)

      EBOnlneinc.com, a corporation organized and existing under and by virtue of the General Corporation Law of Nevada (the "Corporation"), DOES HEREBY CERTIFY THAT:

      A. The Board of Directors of the Corporation by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation in order to (i) change the name of the Corporation from EBonlineinc.com to MoneyZone.com, and (ii) identify the directors named in the Certificate of Incorporation, declaring such amendment to be advisable and directing that the proposal be placed before the shareholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation be amended to provide as follows:

            "FIRST.     The name of the corporation is MoneyZone.com".

      B. Other than the changes described above, there are no amendments to the Certificate of Incorporation.

      C. Pursuant to resolutions of the Corporation's Board of Directors, the foregoing Certificate of Amendment was duly approved by affirmative vote of the holders of 3,866,773 of the Corporation's 6,156,668 shares of capital stock issued and outstanding and entitled to vote on the proposed amendment, and therefore sufficient for approval, all in accordance with the General Corporation Law of Nevada and the existing Certificate of Incorporation and by-laws of the Corporation.

      D. This amendment was duly adopted in accordance with the provisions of Section 78.390 of the General Corporation Law of Nevada.

      IN WITNESS WHEREOF, Ebonlineinc.com has caused this Certificate of Amendment to be signed by its Vice President, as of the date below.

Dated: December 17, 1999                                    EBONLINEINC.COM


                                                By: /S/ Susan McAvoy
                                                       Name:  Susan E. McAvoy
                                                       Title:  Vice President


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STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

      I, Jacqueline C. McIver, A Notary Public for the above state and county certify that Susan E. McAvoy, personally came before me this date and acknowledged that she is Vice President of EBONLINEINC.COM, a corporation and that she as Vice President being duly authorized to do so, executed the foregoing on behalf of the corporation.

WITNESS my hand and seal this 17th day of December, 1999.

                                                /S/ Jacqueline C. McIver
                                                Notary Public

My Commission Expires: 6-29-00